Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 15, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of People’s Utah Bancorp and subsidiaries (collectively, the Company), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2017. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Tanner LLC

Salt Lake City, Utah

April 9, 2018